Exhibit 23.1

Consent of Independent Auditors

We consent to the use of our report dated January 28, 2013, included in the Consolidated Financial Statements of Delstar, Inc. and Subsidiaries for the year ended September 30, 2012, with respect to the consolidated financial statements of Delstar, Inc. and Subsidiaries included in this Schweitzer-Mauduit International Inc. (the “Company”) Form 8-K/A dated February 26, 2014 and the incorporation of such report by reference in Registration Statements on Form S-8 (Nos. 333-74634, 333-105986, 333-105998, 333-161988 and 333-179933) and Form S-3 (No. 333-162991) of the Company.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
February 26, 2014